                                                   Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-220057) pertaining to the Aerpio Therapeutics, Inc. 2011 Equity Incentive Plan, Aerpio Pharmaceuticals, Inc. 2017 Stock Option and Incentive Plan, and Aerpio Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan, and

(2)	Registration Statement (Form S-3 No. 333-223113) of Aerpio Pharmaceuticals, Inc.,

of our report dated March 15, 2018, with respect to the consolidated financial statements of Aerpio Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Cincinnati, Ohio

March 15, 2018